UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 31, 2015

Ambac Financial Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004
(Address of principal executive offices) (Zip Code)

(212) 658-7470
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Ambac Financial Group, Inc. (“Ambac”) and its principal subsidiary, Ambac Assurance Corporation (“Ambac Assurance,” and, together with Ambac, the “Company”), and Iain H. Bruce, Senior Managing Director of Ambac and Ambac Assurance, have mutually agreed that Mr. Bruce will retire from the Company at the close of business on September 4, 2015.
Separation Agreement with Mr. Bruce
On August 31, 2015, the Company entered into a Separation Agreement with Mr. Bruce (the “Separation Agreement”), pursuant to which Mr. Bruce’s employment with the Company will end due to his retirement at the close of business on September 4, 2015 (the “Separation Date”). Mr. Bruce will be entitled to receive the following payments and benefits pursuant to the Separation Agreement, subject to his execution and non-revocation of a general release of claims in favor of the Company: (i) a lump sum payment in the amount of $675,000, which is 150% of his current annual base salary, (ii) a lump sum payment in the amount of $140,000, which is, approximately, the amount of his cash bonus for 2014, pro-rated to reflect the number of days he was employed by the Company during 2015, and (iii) Mr. Bruce and his eligible dependents will be eligible to continue to participate in the Company’s basic medical and life insurance programs as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months (subject to earlier discontinuation in certain circumstances). Mr. Bruce will continue to be eligible to receive his outstanding equity awards pursuant to the terms and conditions of his existing award agreements. Mr. Bruce will also be entitled to participate in the Company’s retiree medical program, subject to the terms and conditions of the program as in effect from time to time.
Mr. Bruce will be subject to certain non-competition and non-solicitation covenants that run until the later of August 31, 2016 and the last day of the term of the Consulting Agreement (as such term is defined below), and a cooperation covenant for so long as the Company is involved in litigation relating to residential mortgage backed securities (“RMBS”) matters, whether such litigation is presently pending or instituted in the future. Mr. Bruce will also be subject to non-disclosure and non-disparagement covenants.
Consulting Agreement with Mr. Bruce
Mr. Bruce has agreed to serve as a consultant to the Company following the Separation Date pursuant to a Consulting Agreement entered into on August 31, 2015 (the “Consulting Agreement”). During Mr. Bruce’s engagement as a consultant to the Company, he will perform consulting services related to matters involving litigation, including matters relating to the RMBS litigation, services related to other RMBS matters, and services related to new business and corporate strategy matters. Mr. Bruce’s engagement as a consultant to the Company will begin on September 7, 2015 (the “Effective Date”) and will end on the later of September 4, 2016 and the final disposition of all RMBS litigations pending as of the Effective Date, provided that Mr. Bruce’s engagement may be terminated by either party at any time on or after September 7, 2016 upon at least 90 days’ advance written notice to the other party.
The Consulting Agreement provides that the Company will pay Mr. Bruce a monthly retainer in the amount of $10,000 for his performance of the consulting services for up to 25 hours per month. The monthly retainer and the 25 hour per month period will be pro-rated for any partial months of service. If Mr. Bruce performs more than 25 hours of consulting services in a month, then, in addition to the monthly retainer, the Company will pay Mr. Bruce an hourly consulting fee at a rate of $500 per hour for each additional hour over 25 hours that he performed the consulting services during such month.

The foregoing summary of the terms and conditions of the Separation Agreement, including the Consulting Agreement attached thereto as an exhibit, is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibit is filed as part of this Current Report on Form 8-k:

Exhibit
	Number	Description of Exhibit
	10.1	Separation Agreement dated August 31, 2015, by and among Iain H. Bruce, Ambac Financial Group, Inc. and Ambac Assurance Corporation
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated:	September 2, 2015	By:	/s/ William J. White
First Vice President, Secretary, and Assistant General Counsel

Exhibit Index

Exhibit
Number	Exhibit Description
10.1	Separation Agreement dated August 31, 2015, by and among Iain H. Bruce, Ambac Financial Group, Inc. and Ambac Assurance Corporation